AMENDMENT NO. 2

                                TO

             ---------------------------------------

                   MERIT MEDICAL SYSTEMS, INC.
             ---------------------------------------


              LONG TERM INCENTIVE STOCK OPTION PLAN
                    (As Amended and Restated)



     THIS AMENDMENT NO. 2 (the "Amendment")is made and entered into effective as of the 25th day of March, 1996 by Merit Medical Systems, Inc., a Utah corporation (the "Corporation").


                            RECITALS:

     WHEREAS, the Corporation adopted the Merit Medical Systems, Inc. Long Term Incentive Stock Option Plan (the "Original Plan") effective December 1, 1988; and

     WHEREAS, the Corporation amended the Original Plan several times prior to 1992, and effective May 1, 1992, the Corporation amended and restated the Original Plan, as amended, (the "Amended and Restated Plan"); and

     WHEREAS, the Corporation subsequently adopted Amendment No.1 to the Amended and Restated Plan to provide for the grant of stock options to directors of the Corporation pursuant to a formula plan that meets the criteria of Rule
16b-3(c)(2)(ii) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the Amended and Restated Plan, as amended by Amendment No. 1 is hereinafter referred to as the "Amended and Restated Plan"); and

     WHEREAS, the Corporation has determined it advisable and in the best interests of the Corporation to execute this Amendment to amend the Amended and Restated Plan as set forth below.

     NOW THEREFORE, upon these premises, the Amended and Restated Plan is hereby modified, altered and amended in the following respects only:

1.   Amendments.

     a. The annual limitation on the number of shares available for issuance under the Plan shall be eliminated and the maximum number of shares which may be issued under the Amended and Restated Plan (including any shares issued or issuable in connection with any awards granted prior to the date of this Amendment) shall be increased from 1,400,000 to 2,400,000. In addition, the Amended and Restated Plan is amended to limit the number of shares for which awards may be granted to a single participant in a calendar year to 100,000.
Section 4(b) shall be amended accordingly to read in its entirety as follows:

     " (b) Shares Subject to the Plan. The maximum number of Shares for which Awards may be granted under the Plan shall be 2,400,000. The limitations set forth in this Section 4(b) shall be subject to adjustment as provided in Section 7. In addition, the maximum number of shares for which Awards may be granted to any single Participant during any one (1) calendar year is 100,000."

     b. The formula plan provisions of the Amended and Restated Plan as set forth in Section 10 are hereby amended to provide that each director is to receive an option to purchase 7,500 shares of Common Stock automatically each year, on the first business day immediately following the annual meeting of the Corporation's shareholders, and to provide that such options shall be fully exercisable on the date of grant. Section 10(c)(ii) and 10(f) are amended accordingly to read in their entirety as follows:

     "(c). . . (ii) Annual Grant. Subject to the limitation in Section 10(n), Nonstatutory Stock Options to purchase 7,500 shares of Common Stock (adjusted pursuant to Section 10(l)) shall be granted automatically each year, on the first business day immediately following the annual meeting of the Corporation's shareholders, to each individual who has been elected or reelected to serve as a Director of the Corporation at the annual meeting of the Corporation's shareholders."

     " (f) Exercisability. Except as otherwise set forth in Section 10(h), an annual grant of a Formula Award shall vest and become exercisable as follows:

          Formula   Awards   granted  prior  to  March  25,  1996  shall  become
     exercisable in accordance with the following Schedule:


          Period of Optionee's Continuous Service
          as a Director of the Corporation

                  Portion of
                Formula Award
             that is Exercisable


          One year from date of grant. . . .20%
          Two years from date of grant . . .40%
          Three years from date of grant . .60%
          Four years from date of grant. . .80%
          Five years from date of grant. . 100%


               Formula Awards granted after March 25, 1996 shall be fully exercisable on the date of grant.

     Notwithstanding the above, an Optionee shall not be able to exercise any Formula Award granted under this Section 10 unless six months and one day have elapsed since the date this Section 10 was adopted by the shareholders of the Corporation."

     c. The formula award provisions of the Amended and Restated Plan are hereby further amended to provide that the change in control provisions of the Incentive Plan shall apply to formula awards granted after the date of this amendment. Section 10(m) is amended accordingly to read in its entirety as follows:

     " (m) Change in Control. In the event of a Change in Control, the provisions of Section 8 shall apply to Formula Awards granted to a Director after March 25, 1996 under this Section 10."


2. Shareholder Approval. The Amendment shall be effective as of March 25, 1996, subject to shareholder approval of this Amendment at the Corporation's Annual Meeting of Shareholders.

3.  Ratification.  In all  respects,  other  than as  specifically  set forth in
Section 1 above, the Amended and Restated Plan shall remain unaffected by this Amendment, the Amended and Restated Plan shall continue in full force and effect, subject to the terms and conditions thereof, and in the event of any conflict, inconsistency, or incongruity between the provisions of this Amendment and any provisions of the Amended and Restated Plan, the provisions of this Amendment shall in all respects govern and control.


     IN WITNESS WHEREOF, the Corporation has duly executed this Amendment to be effective as of the date first written above.

                                   MERIT MEDICAL SYSTEMS, INC.,
                                   a Utah corporation



                                   By  /s/  Kent W. Stanger
                                   Its: Chief Financial Officer